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EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
netGuru, Inc.:

We consent to the use of our report dated June 16, 2004, except as to notes 10, 11 and 13, which are as of March 11, 2005, with respect to the consolidated balance sheet of netGuru, Inc. and subsidiaries as of March 31, 2004, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for the years ended March 31, 2004 and 2003, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report covering these consolidated financial statements refers to the Company's adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," on April 1, 2002.

/s/ KPMG, LLP

Costa Mesa, California
May 13, 2005